UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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National American University Holdings, Inc.

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5301 S. Highway 16

Rapid City, South Dakota 57701

September 4, 2014

Dear Stockholder:

You are cordially invited to attend the 2014 Annual Meeting of Stockholders of National American University Holdings, Inc. to be held at the Holiday Inn-Rushmore Plaza, 505 North Fifth Street, Rapid City, South Dakota 57701, commencing at 9:00 a.m. Mountain Time on Tuesday, October 7, 2014.

The accompanying Notice of Annual Meeting and the proxy statement that follow describe the matters to be considered and voted upon at the Annual Meeting. At the Annual Meeting, I will also report on the progress of our business during the past year, and you will have an opportunity to ask questions.

I hope that you will be able to attend the Annual Meeting. It is important that your shares be represented at the Annual Meeting. Whether or not you plan to attend the meeting, we urge you to vote your shares via the toll-free number provided or over the Internet, as described in the enclosed materials. You may also mark, sign and date the enclosed proxy card and return it in the envelope provided.

Sincerely,

Ronald L. Shape
Chief Executive Officer

5301 S. Highway 16

Rapid City, South Dakota 57701

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	Tuesday, October 7, 2014, at 9:00 a.m., Mountain Time

Place:	Holiday Inn-Rushmore Plaza, 505 North Fifth Street, Rapid City, South Dakota 57701

Items of Business:	1.	To elect the seven persons named in the accompanying proxy statement to serve as directors on our Board of Directors;

	2.	To approve our named executive officers’ compensation in an advisory vote;

	3.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending May 31, 2015; and

	4.	To transact such other business as may properly come before the annual meeting or any postponement or adjournment of the meeting.

Record Date:	You may vote if you were a stockholder of record of National American University Holdings, Inc. as of the close of business on August 13, 2014.

Proxy Voting:	Your vote is important. Regardless of the number of shares you own and whether or not you plan to attend the annual meeting in person, we urge you to read the proxy statement and vote using one of the methods listed below:

		1.	Attending the annual meeting and voting in person;

		2.	By visiting the web site at www.proxyvote.com, 24 hours a day, seven days a week, through 11:59 p.m. Eastern Time (9:59 p.m. Mountain Time) on October 6, 2014;

		3.	By calling (within the U.S. or Canada) toll-free 1-800-690-6903, 24 hours a day, seven days a week, through 11:59 p.m. Eastern Time (9:59 p.m. Mountain Time) on October 6, 2014; or

		4.	By marking, dating, signing and returning the proxy card in the postage-paid envelope included in printed proxy materials.

You may revoke your proxy at any time prior to the annual meeting and delivery of your proxy will not affect your right to vote in person if you attend the meeting.

By Order of the Board of Directors

Rapid City, South Dakota	Samuel D. Kerr
September 4, 2014	Chief Operating Officer

NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC.

5301 S. Highway 16

Rapid City, South Dakota 57701

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS—OCTOBER 7, 2014

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of National American University Holdings, Inc. (the “Company,” “NAUH,” “we,” “us,” or “our”) to be voted at our 2014 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Tuesday, October 7, 2014, at 9:00 a.m. Mountain Time, at the Holiday Inn-Rushmore Plaza, 505 North Fifth Street, Rapid City, South Dakota 57701, or at any postponement or adjournment of the Annual Meeting. We are first making the proxy statement and form of proxy card available to our stockholders on or about September 4 2014.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the Annual Meeting?

At the Annual Meeting, our stockholders will vote on the following items of business:

•	Elect the seven nominees named in the proxy statement to the Board, each of whom will hold office until the next annual meeting of stockholders and until his or her successor is elected and qualified or until his or her earlier resignation or removal;

•	Approve by an advisory vote the compensation of our named executive officers;

•	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending May 31, 2015; and

•	Conduct such other business as may properly come before the Annual Meeting. Presently, management is not aware of any other business to come before the Annual Meeting.

In addition, management will report on the performance of our business and respond to questions from stockholders.

Who is entitled to vote at the Annual Meeting?

In order to vote at the Annual Meeting, you must be a stockholder of record of the Company as of August 13, 2014, the record date for the Annual Meeting. You have one vote for each share of our common stock you own, and you can vote those shares for each item of business to be addressed at the Annual Meeting. If your shares are held in “street name” (that is, through a brokerage firm, bank or other nominee), you will receive instructions from the stockholder of record that you must follow in order for your shares to be voted as you choose.

How many shares must be present to hold a valid Annual Meeting?

For us to hold a valid Annual Meeting, we must have a quorum, which means that a majority of the outstanding shares of our common stock that are entitled to vote are present at the Annual Meeting. As of the record date, there were 25,061,050 shares of our common stock outstanding and entitled to vote. There are no other classes of capital stock outstanding. Your shares will be counted as present at the Annual Meeting if you:

•	Vote via the Internet or by telephone;

•	Properly submit a proxy card (even if you do not provide voting instructions); or

•	Attend the Annual Meeting and vote in person.

How many votes are required to approve an item of business?

Assuming a quorum is present at the Annual Meeting:

•	The election to the Board of each nominee for director requires the affirmative vote of a plurality of the shares of common stock present in person or by proxy and entitled to vote at the Annual Meeting.

•	The approval, in a non-binding advisory vote, of the compensation paid to our named executive officers as set forth in this Proxy Statement requires the affirmative vote of a majority of the shares of common stock present in person or by proxy and entitled to vote on the proposal at the Annual Meeting. Although the advisory vote on compensation paid to our named executive officers is non-binding, our Board will review the result of the vote and will consider it in making a determination concerning executive compensation in the future.

•	The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending May 31, 2015 requires the affirmative vote of a majority of the shares of common stock present in person or by proxy and entitled to vote on the proposal at the Annual Meeting.

How do I vote my shares if they are held in nominee “street name,” such as by a brokerage firm, bank or other nominee?

If on the record date you hold shares of our common stock in an account with a brokerage firm, bank, or other nominee, then you are a beneficial owner of the shares and hold such shares in “street name.” As a beneficial owner, you have the right to direct your broker, bank, or other nominee on how to vote your shares. The nominee that holds your shares is considered the stockholder of record for purposes of voting at the Annual Meeting. Because you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you bring a proxy from your broker, bank or other nominee to the Annual Meeting.

Whether or not you plan to attend the Annual Meeting, we urge you to vote by following the voting instructions provided to you by your nominee to ensure that your vote is counted. If you do not provide voting instructions to your nominee, your nominee will not be permitted to vote your shares in its discretion on all of the items of business, except for the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year. In the past, if you held your shares in “street name” and you did not indicate how you wanted your shares voted in the election of directors, your bank or broker was allowed to vote those shares on your behalf on the election of directors as they thought appropriate. Recent changes in regulation took away the ability of your bank or broker to vote your uninstructed shares in the election of directors on a discretionary basis. Therefore, it is particularly important for street name holders to instruct their brokers or banks as to how they wish to vote their shares.

How will abstentions and broker non-votes affect the quorum and voting?

•	If you withhold your vote on the election of directors or abstain from voting on the other proposals, you will still be considered present at the Annual Meeting for purposes of determining a quorum.

•	If you withhold your vote from the election of a director nominee, this will reduce the number of votes cast for that nominee.

•	If you abstain from voting on a proposal, other than on the election of directors, you will be deemed to have voted against that proposal.

•	If you do not vote your shares that are held in nominee “street name,” such as by a brokerage firm, and your nominee does not have discretionary power to vote your shares on a particular matter, the failure of the nominee to vote the shares on that matter is called a “broker non-vote.” Broker non-votes will be considered present at the Annual Meeting for purposes of determining a quorum. Broker non-votes, however, will not be counted in determining the number of shares voted for or against the matter.

How does the Board recommend that I vote?

The Board recommends that you vote:

•	FOR the election of each of the seven director nominees named in this proxy statement;

•	FOR the approval by an advisory vote of the compensation of our named executive officers; and

•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending May 31, 2015.

How do I vote?

If you are a stockholder of record (that is, if your shares are owned directly in your name and not in “street name” through a broker), you may vote in any of the following ways:

•	By attending the Annual Meeting and voting in person;

•	By voting by proxy over the Internet or calling toll-free (within the U.S. or Canada) by following the instructions provided in the proxy materials; or

•	By marking, dating, signing and returning the proxy card.

Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy so that your vote will be counted if you later decide not to attend the meeting.

If you wish to vote by Internet or telephone, you must do so before 11:59 p.m. Eastern Time (9:59 p.m. Mountain Time) on October 6, 2014. After that time, Internet and telephone voting will not be permitted, and a stockholder wishing to vote, or revoke an earlier proxy, must submit a signed proxy card or vote in person.

“Street name” stockholders who wish to vote at the Annual Meeting will need to obtain a proxy form from the institution that holds their shares of record.

How are my voting instructions carried out?

If you vote by telephone or through the Internet, and the Company receives it in the time provided above, the persons named as proxies will vote your shares in the manner that you specify. Proxy cards that are properly executed, duly returned and not revoked, will be voted in the manner specified. If a proxy card is properly executed but does not specify any or all choices for each proposal, the proxy will be voted as follows:

•	FOR the election of the seven nominees for director as described in this proxy statement;

•	FOR the approval by an advisory vote of the compensation of our named executive officers;

•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending May 31, 2015; and

•	In the discretion of the persons named in the proxy, as to such other matters as may be properly come before the Annual Meeting.

What if I change my mind after I vote via proxy?

You may revoke your proxy at any time before your shares are voted at the Annual Meeting. If you are a stockholder of record, you can change your vote by:

•	Submitting a later-dated proxy until 11:59 p.m. Eastern Time (9:59 p.m. Mountain Time) on October 6, 2014;

•	Voting in person at the Annual Meeting; or

•	Providing written notice revoking your proxy vote to our Corporate Secretary at our principal office prior to the Annual Meeting.

If on the record date you held shares of our common stock in an account with a brokerage firm, bank, or other nominee, then you must instruct the nominee that holds your shares of your desire to change or revoke your voting instructions.

QUESTIONS AND ANSWERS ABOUT PROXY SOLICITATION

How are proxies solicited?

We will request that brokerage firms, banks, other custodians, nominees, fiduciaries and other representatives of stockholders forward proxy materials and annual reports to the beneficial owners of our common stock. We may solicit proxies by mail, in person, by telephone, through electronic transmission and by facsimile transmission. Our directors, officers and employees will not receive additional compensation for soliciting stockholder proxies.

Who will pay for the cost of soliciting proxies?

We will pay all of the costs of preparing, printing and distributing proxy materials. We will reimburse brokerage firms, banks and other representatives of stockholders for reasonable expenses incurred by them in sending proxy materials and annual reports to the beneficial owners of our common stock.

ADDITIONAL INFORMATION

Where can I find additional information about National American University Holdings, Inc.?

Our reports on Forms 10-K, 10-Q and 8-K, and other publicly available information should be consulted for other important information about us. You can also find additional information about us on our website at www.national.edu.

CORPORATE GOVERNANCE

Our Board is elected by our stockholders to oversee our business and affairs. The Board monitors and evaluates our business performance through regular communication with our chief executive officer and by holding Board meetings and Board committee meetings.

The Board values effective corporate governance and adherence to high legal and ethical standards. We have adopted the Code of Business Conduct and Ethics (the “Code of Conduct”), which is applicable to our employees, officers and members of our Board. This Code of Conduct is intended to deter wrongdoing and to promote honest and ethical conduct, full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the Securities and Exchange Commission (the “SEC”), compliance with applicable laws, rules and regulations, prompt internal reporting of violations of the Code of Conduct, accountability for any violation of the Code of Conduct, and a culture of compliance and ethics. Our Code of Conduct is posted on our website at www.national.edu under the “Investors” link. A paper copy is available to stockholders free of charge upon request to our Corporate Secretary.

Director Independence

We adhere to the director independence requirements under The NASDAQ Stock Market LLC (“NASDAQ”) corporate governance rules. For a director to be considered independent under NASDAQ rules, the Board must affirmatively determine that a director or director nominee does not have a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Under these director independence standards, the Board has determined that each of current directors Dr. Crane, Dr. Saban, Mr. Halbert, Mr. Warnock and Mr. Berzina is independent. The Board based these determinations primarily on a review of the responses of the directors to questions regarding employment and compensation history, affiliations, and family and other relationships, and on discussions with our directors.

Board’s Role in Risk Oversight

Our Board is responsible for oversight of our risks assessment and management process. The Board executes this oversight responsibility directly and through the standing committees of the Board. The Board and its committees regularly review and discuss with management our material strategic, operational, financial, regulatory compliance, and compensation risks.

The audit committee performs a central oversight role with respect to financial and compliance risks. The audit committee reviews and assesses the qualitative aspects of financial reporting, process to manage financial and financial reporting risk, and compliance with applicable legal, ethical and regulatory requirements. The audit committee regularly reports its findings to the Board. The compensation committee reviews and discusses with management the impact of our compensation policies and practices on risk taking within our organization. The Board dissolved the corporate governance and nominating committee on October 29, 2012 but, prior to its dissolution, the corporate governance and nominating committee assisted the Board in overseeing management’s processes for the assessment and management of non-financial risks and the steps that management has taken to monitor and control exposure to such risks. The Board has taken the responsibility of overseeing these risks since the dissolution of the corporate governance and nominating committee.

Board Leadership Structure

Our Board elects its Chairman and appoints the Company’s Chief Executive Officer according to what it determines is best for the Company and its stockholders at any given time. The offices of Chairman and Chief Executive Officer are currently held separately, which the Board has determined is in the best interests of the Company and its stockholders at this particular time. However, the Board does not believe there should be a fixed rule as to whether the offices of Chairman and Chief Executive Officer should be vested in the same person or two different people, or whether the Chairman should be an employee of the Company or should be elected from among the non-employee directors. The needs of the Company and the individuals available to fulfill these roles may dictate different outcomes at different times, and the Board believes that retaining flexibility in these decisions is in the best interest of the Company and its stockholders.

Certain Relationships and Related Transactions

Our Code of Conduct requires our employees to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interest. The employees also are responsible to disclose to our compliance officer any actual or perceived conflict of interest. Related party transactions with respect to companies like ours are defined under the SEC rules. A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position. Related party transactions are not permitted without the prior consent of our audit committee, or other independent committee of our Board if it is inappropriate for our audit committee to review such transaction due to a conflict of interest. In approving or rejecting the proposed transaction, our audit committee will consider the facts and circumstances available and deemed relevant to the committee, including the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products and, if applicable, the impact on a director’s independence. Our audit committee will approve only those agreements and arrangements that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our audit committee determines in the good faith exercise of its discretion. The audit committee and disinterested directors approved the following related party transactions.

Mr. Robert D. Buckingham, the chairman of our Board, has a son, Michael Buckingham, and a daughter, Deborah Buckingham, who are employed by the Company, and in the aggregate their compensation exceeded $120,000 during the fiscal year ended May 31, 2014. Michael Buckingham’s compensation during that period was $154,715 and Deborah Buckingham’s compensation during that period was $64,570.

Board Committees and Their Functions

Our Board has established a standing audit committee and a compensation committee. It is our policy that all directors should attend the Annual Meeting. All directors, except Mr. David Warnock, attended last year’s annual meeting of stockholders.

Audit Committee

The audit committee is responsible, among its other duties and responsibilities, for overseeing our accounting and financial reporting processes, the audits of our financial statements, the qualifications of our independent registered public accounting firm and the performance of our internal audit function and independent registered public accounting firm. The audit committee reviews and assesses the qualitative aspects of our financial reporting, our processes to manage business and financial risk and our compliance with significant applicable legal, ethical and regulatory requirements. The audit committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. The current members of our audit committee are Dr. Saban, who serves as chair of the committee, Dr. Crane and Mr. Berzina. Our Board has determined that Dr. Saban is an “audit committee financial expert,” as that term is defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002. Each member of our audit committee is independent under the NASDAQ rules and pursuant to Rule 10A-3 of the Securities Exchange Act of 1934, as amended.

The audit committee held four regular meetings during the fiscal year ended May 31, 2014.

The audit committee has adopted a written charter. The audit committee reviews and assesses the adequacy of its written charter on an annual basis. A current copy of the audit committee charter may be found on our website at www.national.edu under the “Investors” link and is available in print to any stockholder who requests it from our Corporate Secretary.

Compensation Committee

Among its various duties and responsibilities, the compensation committee is responsible for recommending to the Board the compensation and benefits of our chief executive officer, establishing the compensation and benefits of our other executive officers, monitoring compensation arrangements applicable to our chief executive officer and other executive officers in light of their performance, effectiveness and other relevant considerations and administering our equity incentive plans. The compensation committee also recommends the total compensation paid to non-management directors. As part of establishing compensation and benefits of our executive officers other than our chief executive officer, our chief executive officer discusses with and recommends to the compensation committee compensation of executive officers other than himself. The compensation committee has the authority to retain and terminate a consultant or other outside advisor on compensation matters and reviews and discusses with our Board corporate succession plans for the chief executive officer and other key officers. See the “Executive and Director Compensation” section of this proxy statement for additional information regarding our processes and procedures for the consideration and determination of compensation of our named executive officers.

The current members of our compensation committee are Mr. Halbert, who serves as chair of the committee, Dr. Crane and Dr. Saban. The composition of our compensation committee meets the independence requirements of NASDAQ required for approval of the compensation of our chief executive officer and other executive officers.

The compensation committee held four regular meetings during the fiscal year ended May 31, 2014.

The compensation committee has adopted a written charter. The compensation committee has the authority to retain outside advisors to assist it in the performance of its duties. A current copy of the compensation committee charter may be found on our website at www.national.edu under the “Investors” link and is available in print to any stockholder who requests it from our Corporate Secretary.

Board Meetings and Attendance

The Board held four regular meetings during the fiscal year ended May 31, 2014. Except for Mr. Warnock, each incumbent director attended, in person or by telephone, at least 75% of the meetings of both the Board and Board committees on which he or she served.

Director Nomination Process

The Board is responsible for nominating the candidates for election to the Board and acting with respect to corporate governance policies and practices, including board size and membership qualifications, new director orientation, committee structure and membership and succession planning of our chief executive officer and other key executive officers. The Board does not have a separate corporate governance and nominating committee. In accordance with the requirements of NASDAQ, the director nominees are recommended for the Board’s selection by or selected by independent directors constituting a majority of the Board’s independent directors (the “Independent Directors”) in a vote in which only independent directors participate.

The Board regularly assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Board utilizes a variety of methods for identifying and evaluating director nominees. Candidates may come to the attention of the Board through current Board members, professional search firms, stockholders, or other persons. These candidates are evaluated by the Independent Directors and may be considered at any point during the year.

All director nominees selected or recommended by the Independent Directors and all individuals appointed to fill vacancies created between our annual meetings of stockholders are required to stand for election by our stockholders at the next annual meeting. When there is an opening on the Board, the Independent Directors will consider candidates who meet the requisite director qualification standards determined by the Board. When current Board members are considered for nomination for re-election, their prior contributions to the Company as directors and meeting attendance records are taken into account. The Independent Directors will consider qualified candidates for possible nomination that are submitted by our stockholders. Stockholders may make such a submission by sending the following information to the Board, c/o Corporate Secretary at the address listed below in “Communications with the Board of Directors”:

•	the name and address of the stockholder who intends to make the nomination;

•	the name and address of the candidate and a brief biographical sketch and resume;

•	the contact information for the candidate and a document evidencing the candidate’s willingness to serve as a director if elected; and

•	a signed statement confirming the submitting stockholder’s current status as a stockholder and the number of shares currently held.

The Independent Directors will evaluate the submission of a proposed candidate by a stockholder, based on our specific needs at that time. Based upon a preliminary assessment of the candidate(s), those who appear best suited to meet our needs may be invited to participate in a series of interviews, which are used as a further means of evaluating potential candidates. On the basis of information learned during this process, the Independent Directors will determine whether to recommend a candidate for election as a director at the next annual meeting.

Any stockholders desiring to present a nomination for consideration by the Board prior to our 2015 annual meeting must do so no later than May 30, 2015 in order to provide adequate time to duly consider the nominee.

Communications with the Board of Directors

Any stockholder desiring to communicate with our Board, or one or more of our directors, may send a letter addressed to:

Board of Directors

National American University Holdings, Inc.

Attention: Corporate Secretary

5301 S. Highway 16

Rapid City, South Dakota 57701

Our Corporate Secretary will forward communications received to the chair of the audit committee or to any individual director or directors to whom the communication is directed, unless the communication is unduly hostile, threatening, illegal, does not reasonably relate to us or our business, or is similarly inappropriate.

PROPOSAL NUMBER 1—ELECTION OF DIRECTORS

General Information

Our Bylaws provide that the number of directors shall be fixed from time to time by the Board, not to exceed nine directors. The Board has currently fixed the number of directors at eight. As Mr. Warnock will not be standing for reelection at this year’s annual meeting, the Board has decided to nominate the seven current directors to next year’s Board. With the nomination of seven persons, one seat will remain vacant on our Board unless the Board reduces the size of the Board before the annual meeting or an additional director is nominated and voted at the annual meeting. The Board also has the authority under our Bylaws to fill a vacancy on the Board by the affirmative votes of a majority of the other directors. Subject to the foregoing, our Bylaws provide that each director shall be elected each year by the stockholders at the annual meeting of stockholders, to hold office for a term of one year and until a successor is elected and qualified.

The Board has determined that a majority of our current directors qualify as “independent” directors under NASDAQ rules, and that each of the nominees Dr. Crane, Dr. Saban, Mr. Halbert and Mr. Berzina is independent.

You may vote for all, some or none of the nominees to be elected to the Board. You may not vote for more individuals than the number nominated, however. The affirmative vote of a plurality of the shares of our common stock present in person or by proxy and entitled to vote at the Annual Meeting is necessary to elect each director nominee. Each nominee has accepted the nomination and agreed to serve as a director. We have no reason to expect that any of the nominees will fail to be a candidate at the Annual Meeting and, therefore, do not have in mind any substitute or substitutes for any of the nominees. If any of the nominees should be unable to serve as a director (which event is not anticipated), proxies will be voted for a substitute nominee or nominees in accordance with the best judgment of the person or persons acting under the proxies. All of the nominees are currently members of the Board and there are no family relationships among the nominees.

IF YOU RETURN A PROXY CARD THAT IS PROPERLY SIGNED BUT YOU HAVE NOT MARKED YOUR VOTE, THAT PROXY WILL BE VOTED TO ELECT ALL OF THE NOMINEES.

Board Voting Recommendation

Management and the Board recommend that stockholders vote “FOR” the election of each of the seven nominees listed below to constitute our Board.

Nominees and Directors

Robert D. Buckingham, 78, became chairman of our Board as of the closing of our transaction with Dlorah on November 23, 2009. Mr. Buckingham has served as president of Dlorah since 1986 and chairman of the board of directors of Dlorah as well as chairman of the board of governors of National American University (“NAU”) since 1991. He is a member of the board of directors of the Rapid City Defense Housing Corporation, which owns and leases the Dakota Ridge housing. From 1960 to 1981 he worked in various executive and management positions in transportation and real estate development organizations. Mr. Buckingham has a B.S. in Business Management from the University of Colorado. Mr. Buckingham is the father of Michael Buckingham, who is the president of our real estate operations.

Mr. Buckingham’s prior substantial experience as president and chairman of the board of directors of Dlorah enables him to bring significant experience to the Board relating to industry experience, depth of knowledge and familiarity with the Company with unique insights into the Company’s challenges, opportunities and operations.

Dr. Jerry L. Gallentine, 73, is our vice chairperson of our Board and president. He joined our Board and was appointed as our president as of the closing of our transaction with Dlorah on November 23, 2009. Dr. Gallentine has served as university president of NAU since 1993 and was the chief executive officer of NAU from 1993 until April 2009. Dr. Gallentine also currently serves on the board of directors of Salem International University and Schiller International University. Dr. Gallentine has over 45 years of experience in the education industry. He served as president of Western New Mexico University from 1990 to 1993 and was president of Peru State College in Nebraska from 1982 to 1990. From 1979 to 1982, Dr. Gallentine was president at Labette Community College in Parsons, Kansas. He was an assistant professor of biology at Midland Lutheran College in Fremont, Nebraska, from 1965 through 1968. Dr. Gallentine has served in many educational and cultural leadership roles, including past president of the board of directors of the Nebraska Educational Television Council for Higher Education, past chairman of the Council of Presidents of the Nebraska State College System, member of the board of directors of the Nebraska Humanities Council and founding member of the Nebraska Foundation for the Humanities. Dr. Gallentine has a B.S. from Fort Hays (Kansas) State University, and a M.Ed., M.S. and Ph.D. from the University of Toledo.

Dr. Gallentine’s experience as university president and chief executive officer of NAU brings significant expertise, skills and experience to the Board with respect to leadership, business operations and industry knowledge.

Dr. Ronald L. Shape, 47, joined our Board in April 2013. Dr. Shape is also our chief executive officer and has been serving in that capacity since the closing of our transaction with Dlorah on November 23, 2009. Dr. Shape also served as our chief financial officer from November 2009 until October 2011. He has been the chief executive officer of NAU since April 2009, and was the chief operating officer of NAU from 2006 until 2009. Dr. Shape also served as the chief fiscal officer of NAU from 2002 until the closing of our transaction with Dlorah, In 2001, Dr. Shape was selected as the assistant to the university president of NAU and served as regional president for the Minnesota region with NAU in 2000. Dr. Shape worked in a number of different positions at NAU from 1991 to 2000, including system controller, assistant director of financial aid and student account specialist. Dr. Shape served as executive vice president of NAU’s Sioux Falls, South Dakota campus from 1998 to 2000 and on the boards of Fountain Springs Community Church between 2006 and 2010 and of Quall Road District in Black Hawk, South Dakota between 2006 and 2009. Dr. Shape currently serves on the board of directors of the Education Consolidation Corp., an investment vehicle that consolidates quality post-secondary education institutions throughout Canada, and of Sodak Development, Inc. Dr. Shape has a B.A. from Dakota Wesleyan University and an MBA and Ed.D. from the University of South Dakota.

Dr. Shape’s s particular qualifications for service on our Board include his substantial experience and understanding of the Company’s business, and industry knowledge.

Dr. Therese K. Crane, 64, rejoined our Board in January 2010. She was previously a member of our Board from November, 2007 until November 23, 2009, when she resigned in connection with the closing of the Dlorah transaction. Since August 2003, she has operated Crane Associates, an educational technology consulting practice, advising educational technology companies in business strategy, marketing and sales. She currently serves in various leadership capacities within the education industry, including as a scholar for the National Education Association Foundation and trustee for the Western Governors University, and as a board of director of Knowledge Delivery Systems, a privately held K-12 professional development company. From 2012 to April, 2014, Dr. Crane served on the board of Renaissance Learning, an educational assessment and learning analytics company. From 2003 to June, 2011, she served as a consultant for e-Luminate Group, an education consulting firm. Also, from 2003 until June 2005, Dr. Crane served on the board of AlphaSmart, a provider of affordable, portable personal learning solutions for the K-12 classroom. From 2006 to 2012, she was a board member of Tutor.com. From 2000 to 2003, Dr. Crane was vice president, information and education products at America Online. She was president of Jostens Learning Corporation and its successor company, Compass Learning, from 1997 to 2000. From 1994 to 1997, Dr. Crane also held various positions with Apple Computer, including senior vice president, Education of Americas, and senior vice president, Worldwide Strategic Market Segments. Dr. Crane started her career as an elementary school classroom teacher. Dr. Crane has a B.S. in elementary education from the University of Texas at Austin, an M.Ed. in early childhood education and an Ed.D. in administrative leadership from the University of North Texas.

Dr. Crane’s prior experience on our Board and her extensive consulting work in the educational technology industry brings considerable expertise, leadership and sound guidance to the Board. Further, Dr. Crane’s experience as a board member of other public companies adds expertise to our compensation and audit committees.

Dr. Thomas D. Saban, 62, joined our Board as of the closing of our transaction with Dlorah on November 23, 2009. He currently serves as vice president of finance and administration at Prairie State College in Chicago Heights, Illinois. He served as the vice president of administration and finance and chief financial officer of Rocky Vista University, College of Osteopathic Medicine from November 2008 to October 2011. Dr. Saban has over 25 years of experience in the education industry. He served as the vice president for finance and administration/chief financial officer at Texas A&M University from September 2007 to November 2008, associate vice president for planning, budgets and research at St. Petersburg College in Florida from October 2002 to September 2007 and as the vice president for administration and finance/chief financial officer at Worcester State College in Massachusetts from September 1996 to October 2002. He also served as the vice president for finance and administration/chief financial officer of Chadron State College in Nebraska from July 1990 to September 1996. Dr. Saban held a number of other educational and leadership roles from 1982 to 1990, including as controller, director of finance and system coordinator/project leader. Dr. Saban has a B.S. from the University of Wyoming, an MBA from the University of Miami and a Ph.D. from Barry University.

Dr. Saban’s financial expertise in the education industry provides valuable specialized knowledge and financial and analytical skill to the Board.

Richard L. Halbert, 71, joined our Board in June 2012. Mr. Halbert has served as a member of NAU’s Board of Governors for the past 16 years and is a former chair of the National American University Foundation, which was originally established as the NCB Foundation in 1967 for the purpose of making loans and providing scholarships, fellowships, grants, and other financial assistance to or for the benefit of students and faculty of NAU. From 2001 to 2007, Mr. Halbert also served as a member of the board of trustees for the Nebraska State College Board, which oversees the three state colleges. Mr. Halbert possesses over 20 years of operational and business advisory experience. In 1991, he co-founded Arck Foods, Inc., a ham processing company, for which he currently serves as secretary and corporate counsel. Since 1991, he has also served as president and secretary of Ol’ Farmers Brand, Inc., a subsidiary of Arck Foods, Inc. that sells hams to Walmart. Since 1982, Mr. Halbert has served as a member of the board of directors of Southeast Nebraska Communications, Inc., for whom he is also corporate counsel. As an attorney at law whose firm Halbert, Dunn & Halbert, LLC provides estate planning and business counseling, Mr. Halbert brings over 40 years of extensive legal experience to the Board. He is a Fellow in The American College of Trust and Estate Counsel.

Mr. Halbert’s past contributions to our Company and extensive experience in higher education, corporate development, and legal advisory provides valuable knowledge and experience to our Board.

Jeffrey B. Berzina, 42, has been serving as the Vice President – Strategic Planning and Corporate Development of Black Hills Corporation, a diversified energy company publicly traded on the New York Stock Exchange, since March 2013. Mr. Berzina has also held various other positions at Black Hills Corporation, including Vice President – Corporate Controller from May 2009 to March 2013, Vice President – Finance from November 2008 to May 2009, Assistant Corporate Controller from May 2004 to November 2008, and Director of Financial Reporting/Manager of Financial Reporting from July 2000 to May 2004. Mr. Berzina served as the chair of the Investment Committee and served on the Finance Committee of the Rapid City Catholic Schools from July 2009 to July 2012. Mr. Berzina is a University of South Dakota graduate and has practiced as a Certified Public Accountant.

Mr. Berzina’s considerable experience overseeing the accounting/finance function of a publicly traded company and his extensive knowledge of the SEC rules and regulations and accounting rules along with his strong understanding of the design and management of internal controls over financial reporting brings an in-depth and wide range of experience, particularly with respect to financial and regulatory matters, to our Board.

EXECUTIVE OFFICERS

The following sets forth information about our non-director executive officers as of the date of this proxy statement. For information regarding Dr. Jerry Gallentine, our president, and Dr. Ronald L. Shape, our chief executive officer, see “PROPOSAL NUMBER 1—ELECTION OF DIRECTORS—Nominees and Directors.”

Name	Position
Dr. Ronald L. Shape	Chief Executive Officer
Venessa D. Green	Chief Financial Officer
Dr. Jerry Gallentine	President
Dr. Samuel D. Kerr	Chief Operating Officer, General Counsel and Secretary
Michaelle J. Holland	President of Campus Operations
Dr. Robert A. Paxton	President of Strategic Initiatives and External Relations
Michael Buckingham	President, Real Estate Operations

Venessa D. Green, 41, was appointed as our chief financial officer in October 2011. Ms. Green also served as the chief financial officer of NAU from April 2010 until September 2011. Ms. Green served as interim chief financial officer of NAU from June 2009 to April 2010. Ms. Green served as vice president of finance of NAU from June 2008 to June 2009. From December 2004 to June 2008, she served as the business manager/controller of NAU. Ms. Green has also served as an adjunct faculty member of NAU since December 2006. Ms. Green is a licensed certified public accountant in the State of South Dakota and has been a member of the American Institute of Certified Public Accountants since 2007 and a member of the South Dakota Certified Public Accountant Society since 2007. She also holds the Chartered Global Management Accountant designation. Ms. Green obtained a B.S. from DeVry Institute of Technology and an MBA from NAU.

Dr. Samuel D. Kerr, 54, was appointed as our chief operating officer, general counsel and secretary in May 2013. Dr. Kerr served as provost, general counsel and secretary, since the closing of our transaction with Dlorah on November 23, 2009. Dr. Kerr has served as the provost/general counsel of NAU since 2008 and as an adjunct faculty member of NAU since 2002. Dr. Kerr was the system vice president for administration and general counsel of NAU from 2004 to 2008 and served as vice president for human resources and general counsel from 2001 to 2004. Dr. Kerr served as managing partner of Banks, Johnson, Colbath & Kerr, Prof. L.L.C. from 1995 to 2001, where he served as outside legal counsel to NAU from 1999 to 2001. Dr. Kerr was an associate attorney at Wallahan & Eicher from 1992 to 1995 and an English/Journalism teacher at Rapid City Central High School in South Dakota from 1985 to 1989. Dr. Kerr has a B.S. and B.S.Ed. from Black Hills State University, an M.Ed. from South Dakota State University, a J.D. from the University of Nebraska-Lincoln College of Law and an Ed.D. from the University of South Dakota.

Michaelle J. Holland, 50, was appointed president of campus operations in October 2011. From June 2007 to October 2011, she served as regional president of NAU-East, Southeast and Midwest. From June 2002 to June 2007, she served as regional president of NAU-Southeast. Since becoming a regional president, Ms. Holland supervised the opening of NAU’s first nursing program as well as opening an education site in Wichita, Kansas and education centers in Minnetonka, Minnesota, and Lee’s Summit, Missouri. From 1999 to 2002, she served as a campus president for the Lincoln School of Commerce, where she managed a campus of approximately 600 students. From 1991 through 1999, Ms. Holland served in various capacities for NAU in the admissions area, including as Vice President of Enrollment Management. Ms. Holland received her M.Ed. from MidAmerica Nazarene University in Olathe, Kansas and her bachelor’s degree in Business Administration from NAU.

Dr. Robert A. Paxton, 58, was appointed to the president of strategic initiatives and external relations in October 2013. Dr. Paxton served as the president of online operations from January 2009 to September 2013. From January 1995 to August 2008, Dr. Paxton served as president of Iowa Central Community College. Dr. Paxton served as vice president of instruction of Cowley County Community College and Area Vocational-Technical School, Arkansas City, Kansas, from June 1990 to December 1994 and as dean of student services from July 1988 to June 1990. Dr. Paxton received his B.A. from Nebraska Christian College, M.S. from Fort Hayes State University and Ph.D. from University of Texas at Austin.

Michael Buckingham, 56, was appointed president of our real estate operations as of the closing of our transaction with Dlorah on November 23, 2009. Mr. Buckingham oversees the maintenance of the educational sites in the NAU system, as well as properties being developed and managed by our real estate operations. Mr. Buckingham served as corporate vice president of Dlorah from 1992, and the president of our real estate operations from 1988, until the closing of the Dlorah transaction. Mr. Buckingham served as an elected official on the Rapid City School Board from June 1998 through December 2002 when he resigned after being elected to the South Dakota House of Representatives, where he served until January 2009. He continues to be active in local politics and advises NAU on issues that may impact the university by local and state legislative bodies. Mr. Buckingham obtained a B.S. from the University of South Dakota and an MBA from NAU. Mr. Buckingham is the son of Robert D. Buckingham, the chairman of our Board.

EXECUTIVE AND DIRECTOR COMPENSATION

Overview

The compensation committee sets our compensation principles that guide the design of compensation plans and programs for executive management. The compensation committee is charged with establishing, implementing and continually monitoring the executive compensation program and in doing so endeavors to achieve and to maintain a comprehensive package that is both fair and competitive in furtherance of our overall objectives.

Our compensation program is designed to attract and retain highly qualified ethical personnel, encourage and reward superior company performance, with the best interests of our students in mind. Compensation of our officers and directors is designed to be consistent with the U.S. Department of Education regulations.

Compensation Philosophy

Our executive compensation philosophy is to maintain a compensation program that is both fair and competitive and which rewards performance of our senior management. To that end, we seek to set base salaries of our executive officers at levels that are comparable with that of executive officers at other comparable companies, who have similar job descriptions, responsibilities and qualifications, such as experience and education level. We also compare base salaries of our executive officers to those individuals at the Company with similar or the same job titles, responsibilities, performance expectations, years of service at the Company, experience and education level. We may also adjust an executive officer’s base salary from year-to-year based on his or her achievement of subjective performance factors, such as providing effective day-to-day leadership and management of the university’s operations, developing strategic business plans, motivating and coordinating a high performance management team, supervising quality control systems of the university’s academic programs, and oversight of ethical conduct of university personnel. Our compensation committee also considers whether such executive consistently met or exceeded his or her key operational targets, such as profit margins and net income. In considering these factors, our compensation committee does not allocate additional weight to one factor over another in setting base salary, but rather takes the various factors and reviews into consideration as a whole. Through this process, we seek to set base salaries of our executive officers that are both competitive and fair.

We also incorporate certain components into our executive compensation to incentivize our executives to achieve certain financial performance targets for the Company on a quarterly and annual basis, such as profit margins and net income. The financial performance targets contained in such formulas are configured to reward achievement of financial goals that reflect successful growth in revenue, increase in profitability, and efficient management of our costs. In setting these goals, the compensation committee may offer greater reward for achieving one metric over another depending on the level of importance it attaches to one factor over another. For example, the compensation committee may provide additional reward for achieving profitability and growth over cost goals, if it determines that such factors are more central to our strategic plan. Review of such metrics and weighing of each factors are conducted on an annual basis. Such a compensation system, we believe, not only encourages hard work, but also simplifies and makes more transparent our pay structure.

The compensation committee believes that our compensation programs are designed with appropriate balance of risk and reward in relation to our overall objectives and do not create risks that are reasonably likely to have a material adverse effect on the Company’s business. In this regard, the compensation committee believes that our mix of short- and long-term compensation elements encourages our management to produce consistent, short-term financial results for the Company, but also encourages our management to increase long-term stockholder value. In particular, our quarterly and annual achievement awards reward our executive officers for achieving our short-term financial goals. Our long-term compensation, on the other hand, has an equity-based component that is intended to ensure that our executive officers’ focus on increasing long-term stockholder value. Through vesting and other performance measure provisions, our long-term compensation program is also designed to emphasize the performance measures that our executive officers need to achieve in order to deliver stockholder value.

Consistent with our compensation philosophy, the executive compensation program has been specifically designed to achieve the following objectives:

•	Meet the demands of the market. Provide an attractive combination of salary and quarterly, annual and long-term compensation at competitive levels among our peers who provide similar educational services in the markets we serve, to enable the recruitment and retention of highly qualified executives. We believe that the supply of qualified executive talent is limited and have designed our compensation programs to help us attract and retain qualified candidates by providing compensation that is competitive within the for-profit education industry and the broader market for executive talent. Our executive compensation policies are designed to assist us in attracting and retaining qualified executives by providing competitive levels of compensation that are consistent with the executives’ alternatives.

•	Aligning with Stockholders. Align the interests of executives with those of our stockholders through grants of equity-based compensation that also provide opportunities for ongoing executive ownership. Our compensation program uses equity-based awards, the value of which is contingent on our longer-term performance, in order to provide our executive officers with a direct incentive to seek increased stockholder returns. Our stockholders receive value when our stock price increases and by using equity-based awards, our executive officers also receive increased value when our stock price increases and decreased value when it decreases. We believe that equity-based awards exemplify our philosophy of having a straightforward structure by reminding executive officers that one measure of long-term corporate success is increased stockholder value over time. Because our equity awards are granted with time-based vesting, we believe these awards also aid in the retention of our executive officers.

•	Driving Performance. Structure executive compensation around the attainment of both company-wide and individual targets that further the Company’s long-range goals with the best interests of our students in mind and consistent with the U.S. Department of Education regulations. Link executive pay to attainment of both company-wide and individual targets to further and reward achievement of Company’s long-range goals.

Compensation Consultants and Management

Dr. Ronald L. Shape, our chief executive officer, on an annual basis makes recommendations to the compensation committee of our Board of the base salaries of our executive officers, other than for himself and Dr. Jerry Gallentine, our President. The compensation committee also consults with Dr. Shape in identifying key operational targets of the Company and determining appropriate individual performance metrics for the executive officers for the following fiscal year.

In 2011, the compensation committee retained the compensation consulting firm Aon Hewitt to review and provide feedback regarding management’s analysis of compensation-related data and to provide information in designing our long-term equity award program for fiscal 2012. Aon Hewitt’s report from April 2011 also evaluated our executive officers’ salaries, cash incentive bonuses and equity-based compensation. The report included benchmarking executive compensation against comparable public companies that provide similar educational services in the markets we serve, such as Apollo Group Inc., Devry, Inc., Strayer Education, Inc., Education Management Corporation, Career Education Corp., ITT Educational Services, Inc., Capella Education Co., K12 Inc., American Public Education Inc., Lincoln Educational Services Corp., Archipelago Learning, Inc., Universal Technical Institute, Inc., Cambium Learning Group, Inc., Princeton Review Inc., Learning Tree International Inc., and Nobel Learning Communities, Inc. This benchmarking indicated that the Company’s compensation of its executive officers was at or below the median of executives with similar roles at the peer companies. The compensation committee has not retained an outside compensation consultant since 2011, but continued to take into account the information presented in the 2011 report and other publicly available information in setting compensation in subsequent years.

Compensation Elements

The compensation program for our executive officers is comprised primarily of three elements: base salary, quarterly and annual incentives, and long-term equity awards. The amount of each compensation element that is paid in proportion to the total compensation for each named executive officer depends on overall market conditions and the financial performance achieved by the Company.

Base Salary. Base salary is an integral part of compensation for our executive officers. Unless determined pursuant to an employment agreement, the compensation committee generally recommends and the Board approves base salary levels for our named executive officers after completion of our annual employee performance review program and during the time when any salary changes are to take effect. In general, the compensation committee considers the following factors: (i) individual’s performance and contribution to the long-range goals of the Company’s recent operating results and, and (ii) review of salaries in the market survey data and for similar positions for comparable companies.

Quarterly and Annual Incentives. We have placed an emphasis on performance-based quarterly and annual achievement awards that are designed to reward our executive management team based on the achievement of specific performance measures and goals. We believe quarterly and annual performance-based pay furthers our compensation philosophy and objectives by focusing our executive officers on corporate goals, encouraging continuous quality improvement and providing straightforward awards. The target for quarterly and annual achievement awards pay for our executive officers is expressed as a percentage of base salary.

Long-Term Equity Awards. We believe that executive officers should have a significant potential to benefit from increases in our equity value in order to align the interests of the executive officers and our stockholders. The Company provides long-term equity awards under the National American University Holdings, Inc. 2009 Stock Option and Compensation Plan, or the 2009 Plan, and the 2013 Restricted Stock Unit Plan, or the 2013 Plan. The 2009 Plan gives the compensation committee the latitude of awarding stock options, non-qualified stock options, restricted stock and other types of long-term equity awards. The 2013 Plan was approved by the stockholders of the Company at last year’s annual meeting and it allows awarding of restricted stock units and cash awards. Our equity awards may be split among stock options, restricted stock and restricted stock units so that the executive officers are incentivized to preserve as well as grow stockholder value. Our stock options, restricted stock and restricted stock unit awards generally use one to three-year vesting with options having ten-year terms.

Discussion of Executive Compensation Decisions

Base Salaries

Our named executive officers’ compensation was determined, in part, by arrangements in effect between Dlorah and such named executive officer. The base salary of Dr. Shape was determined pursuant to his employment agreement that is described below under the heading “Employment Agreements.” In setting the annual base salary of our senior executive officers, including Ms. Holland and Dr. Kerr, the compensation committee of our Board considered base salaries of other officers of similar ranks at the Company and at companies that provide similar educational services in the markets we serve (as reported in 2011 Aon Hewitt’s report and other publicly available sources) and compared responsibilities of the position, performance expectations, years of service, experience and education level. The committee also considered individual’s performance and contribution to the long-range goals of the Company’s recent operating results. Our compensation committee does not have a predetermined formula or metric in comparing these factors, but generally sets a base salary it believes to be competitive but fair for each of our executive officers, based on the recommendations made by our chief executive officer. The amount of base salaries paid to each named executive officer for the fiscal years ended May 31, 2014 and 2013, are reported in the column captioned “Salary” of the “Summary Compensation Table” below.

Equity Awards

The compensation committee believes that it is in the best interest of our stockholders to have a substantial component of total compensation “at-risk” and dependent upon our financial performance.

Fiscal Year 2014

In fiscal year 2014, we granted restricted stock units to our named executive officers by allowing them to exchange their outstanding “underwater” stock options for newly issued restricted stock units. The primary purpose of this exchange program was to restore the intended retention and incentive value of the stock options that were granted to our named executive officers. This exchange offer was approved by our stockholders at our 2013 annual stockholder meeting. The named executive officers were required to make elections with respect to the exchange offers by May 31, 2013 and all of the holders elected to accept the offer to exchange their stock options for new restricted stock units, subject to stockholder approval of the exchange offer and the terms of the 2013 Restricted Stock Unit Plan. As a result of the acceptance by the eligible option holders of the exchange offer, all of their underwater stock options were canceled as of May 31, 2013 and the restricted stock units were issued as of June 1, 2013. The restricted stock units have a performance-based vesting schedule. Vesting of the restricted stock units is conditioned upon the Company’s satisfaction of certain qualitative and quantitative performance goals and the holders’ continued service with NAUH through the applicable vesting date.

Name of Eligible Optionholder	Position	Outstanding/ cancelled options	Number of restricted stock units issued in exchange for outstanding options
Dr. Ronald Shape	CEO	56,200	99,000
Dr. Samuel Kerr	COO	55,400	63,000
Ms. Michaelle Holland	President Campus Operations	62,600	70,000

Vesting of the restricted stock units are determined according to the following:

a.	The restricted stock units will vest only if all National American University locations achieve an Institutional Effectiveness composite letter grade of “B” or higher for the Spring Term 2015.

b.	If the above vesting criteria (a) is met, and the optionholder has been continuously employed by the Company from the grant date through May 31, 2015, the restricted stock units will vest according to the following chart:

EBIT threshold	Percentage of Restricted Stock Units that will vest
EBIT equal to $30,000,000 or more	100%
EBIT equal to or greater than $28,500,000 and less than $30,000,000	90%
EBIT equal to or greater than $27,000,000 and less than $28,500,000	75%
EBIT equal to or greater than $25,500,000 and less than $27,000,000	50%
EBIT less than $25,500,000	0%

Fiscal Year 2013

In the first quarter of fiscal 2013, the compensation committee granted restricted stock units to the eligible management employees to encourage them to produce strong financial results for the first half of fiscal 2013. The compensation committee believed it to be in the best interest of our stockholders to tie a portion of executive compensation to achievement of strong short-term performance results. The compensation committee granted 6,682, 1,407 and 1,653 shares of restricted stock units to Dr. Shape, Dr. Kerr and Ms. Holland, respectively. The vesting of these restricted stock units was dependent upon the Company achieving at least 90% of the planned EBIT through the second quarter of fiscal year 2013 and each of the grantee’s continued employment through the vesting date. We are not disclosing specific Company performance targets, including planned EBIT because we believe such disclosure would cause us competitive harm in that it would reveal confidential future business plans and objectives. In particular, we set our EBIT targets based on our confidential strategic business plan and budget that is developed during our fiscal planning process and approved by the Board on an annual basis. Because our revenue and expenditure projections are based on our internal forecasts and confidential information about our business and developed primarily as a tool to facilitate strategic planning, disclosure of this target would cause us significant competitive harm. We believe that the planned EBIT target set for Dr. Shape, Dr. Kerr and Ms. Holland was challenging and required substantial effort in order to be attained, based on the fact that the planned EBIT for the second quarter ended in fiscal 2013 was at least 10% greater than the actual EBIT for the same period in the prior year. As a result of the Company having achieved at least 90% of the planned EBIT through the second quarter of fiscal year 2013, 90% of the discretionary restricted stock units granted to each of the named executive officers vested.

In addition to the short-term based restricted stock units, the compensation committee also granted in the first quarter of fiscal 2013, 7,500 and 8,400 shares of restricted stock units to Dr. Kerr and Ms. Holland, respectively, that vest based on achievement of planned EBIT margins at May 31, 2013. Once the planned EBIT margins are achieved in accordance with the following vesting table, the restricted stock units vest in three equal annual amounts starting on August 6, 2013, provided the officer is employed as of such dates. Again, we are not disclosing the specific planned EBIT margin as we believe that the disclosure thereof would cause us competitive harm. To encourage the achievement of a higher EBIT margin for the 2013 fiscal year, the compensation committee, in accordance with the Company’s strategic plan, established an aggressive EBIT margin for 2013. The planned EBIT margin for 2013 was greater than 50% of the prior year’s actual EBIT margin. Based on our prior year’s EBIT margin, we believe that achieving at least 90% of the planned EBIT margin for 2013 would be achievable, but very challenging. The applicable performance target was not met at May 31, 2013 and, as the result, the restricted stock units did not vest and were forfeited.

Performance Target	Percentage of maximum number of restricted stock units
Less than 90% of planned EBIT margin	0%
Greater than 90% but less than 95% of planned EBIT margin	75%
Greater than 95% but less than 100% of planned EBIT margin	85%
Achievement or exceeding planned EBIT margin	100%

In fiscal year 2013, each of Dr. Kerr and Ms. Holland was granted stock options to purchase 34,100 and 38,300 shares, respectively. As a result of the acceptance of the exchange offer described above, all of their stock options granted in fiscal year 2013 were canceled as of May 31, 2013.

In addition to discretionary restricted stock units, in fiscal year 2013, in accordance with the terms of the employment agreement between National American University and Dr. Ronald Shape, Dr. Shape received $75,000 in stock as part of his annual base pay, and $118,516 as part of his annual incentive pay, as described below.

Annual and Quarterly Incentives

Dr. Ronald L. Shape. For fiscal years ended May 31, 2014 and 2013, pursuant to the terms of his employment agreement, Dr. Shape was eligible to receive an annual incentive pay. Annual incentive pay was determined in accordance with the following guidelines and other terms and exclusions as set forth in his employment agreement and was paid 75% in cash and 25% in Company stock under the 2009 Plan. Operating ratio was calculated by dividing total operating expenses by total revenue, except that the operating expenses and gross profit does not include: provisions for state and federal income taxes; interest income; interest expense; contribution to the Company’s 401(k) retirement program; gains and losses from securities; extraordinary items shown on the financial statement and gains or losses from the sale of major corporate properties outside the normal course of business; business expansion and development expenses and income from the inception through a period of two years from the date of enrollment of the first student at any new campus, location or program; accrued annual bonus calculations for the chief executive officer; and compensation expense of and for the Board.

Performance Guidelines	Payout
Company achieves an operating ratio (total operating expenses over total revenue) of less than 90%	No annual incentive pay

Company achieves an operating ratio (total operating expenses over total revenue) of equal to or less than 80%	Annual incentive pay of 1% of the Company’s total revenue (less Dr. Shape’s base salary)

Company achieves an operating ratio (total operating expenses over total revenue) between 80% and 90%	Prorated annual incentive pay

In accordance with the above annual incentive pay guidelines, the compensation committee determined that the Company had achieved an operating ratio of between 80% and 90% in fiscal years 2014 and 2013. As a result, Dr. Shape was awarded a prorated annual incentive pay of $90,362 and $355,546 in cash and $30,120 and $118,516 in stock in annual incentive pay for fiscal years 2014 and 2013 respectively.

Dr. Samuel Kerr and Michaelle J. Holland. Pursuant to his and her compensation arrangements, Dr. Kerr and Ms. Holland were eligible for quarterly and annual achievement awards based on achieving predetermined performance objectives and targets for the Company for fiscal years ended May 31, 2014 and 2013.

Pursuant to his and her compensation arrangements, for fiscal year 2014, Dr. Kerr and Ms. Holland were eligible for annual achievement award components determined by a percentage of the excess of the amount of the Company’s actual EBIT over the budgeted EBIT for the 2014 fiscal year. To the extent the Company’s actual EBIT for fiscal 2014 exceeds the Company’s budgeted EBIT for 2014, as determined by the Board, 20% of the excess would be designated for an annual achievement award pool. The maximum amount of the annual achievement award that each of Dr. Kerr and Ms. Holland was entitled to receive in fiscal 2014 was 75% of his and her annual base salaries. The Company’s actual EBIT did not exceed budgeted EBIT for fiscal year 2014 and, as a result, neither Dr. Kerr nor Ms. Holland received an annual achievement award for fiscal year 2014.

Dr. Kerr and Ms. Holland were also eligible for quarterly achievement awards based on meeting the Company’s budgeted quarterly pre-tax profit margins and certain quarterly organizational objectives related to institutional effectiveness goals, as set forth below. The maximum amount of quarterly achievement award that each of Dr. Kerr and Ms. Holland was entitled to receive in fiscal 2014 was 30% of his and her annual base salaries. We are not disclosing the quarterly profit margin targets because we believe such disclosure would cause us competitive harm in that it would reveal confidential future business plans and objectives. We set our quarterly profit margin targets based on our confidential strategic business plan and budget. Because our revenue and expenditure projections are based on our internal forecasts and confidential information about our business and developed primarily as a tool to facilitate strategic planning, disclosure of the profit targets would cause us significant competitive harm. Based on our prior years’ quarterly profit figures and our strategic business plans and objectives, we believe these profit targets were set sufficiently high to provide incentive to achieve a high level of performance. We believe it was difficult, although not unattainable, for the targets to be reached and, therefore, no more likely than unlikely that the targets will be reached.

Quarterly Objectives	Percentage of Annual Base Salary	Description
1	10% per quarter	For achieving the approved budgeted NAUH pre-tax profit margin for the quarter.

	5% per quarter	For achieving less than 100% but greater than 90% of the approved budgeted NAUH pre-tax profit margin.

2	10% per quarter	For achieving a grade of “A” for NAUH quarterly objectives to institutional effectiveness.

	5% per quarter	For achieving a grade of “B” for NAUH quarterly objectives to institutional effectiveness.

The Company was not able to meet the profit targets during each of the four quarters, but achieved a grade of “B” for institutional effectiveness during the four quarters in fiscal 2014. Accordingly, for fiscal 2014, Dr. Kerr and Ms. Holland were granted quarterly achievement awards in an aggregate amount of $49,000 and $55,000, respectively.

For fiscal year 2013, Dr. Kerr and Ms. Holland were also eligible for annual achievement award and quarterly achievement awards. The quarterly achievement awards were based on meeting the Company’s pre-approved quarterly pre-tax profit margins and certain quarterly organizational objectives related to institutional effectiveness goals. For each fiscal quarter in which the Company achieves the pre-approved quarterly pre-tax profit margins, Dr. Kerr and Ms. Holland would receive an award equal to 7.5% of their annual base salaries or 3.75% for achieving more than 90% but less than 100% of the profit target. In addition, for each fiscal quarter in which the Company achieves a Grade of “A” for institutional effectiveness as determined and approved by the Board, Dr. Kerr and Ms. Holland would receive an award equal to 7.5% of their annual base salaries or 3.75% for achieving a Grade of “B” for institutional effectiveness. The maximum amount of quarterly achievement awards that Dr. Kerr and Ms. Holland could earn in fiscal 2013 was 60% of their annual base salaries. The Company was able to meet the profit target only during one out of four quarters, and achieved a grade of “B” for institutional effectiveness during the four quarters in fiscal 2013. As a result, Dr. Kerr and Ms. Holland earned an aggregate of $55,125 and $61,875 in quarterly achievement awards during fiscal 2013, respectively.

The fiscal year 2013 annual achievement award component was determined based on the Company’s EBIT for fiscal year 2013. To the extent that actual EBIT exceeds budgeted EBIT for fiscal 2013, as determined by the Board, 15% of the excess would be designated for an annual achievement award pool, of which Dr. Kerr and Ms. Holland would receive a proportionate share of the award pool. The maximum amount of the annual achievement award that each of Dr. Kerr and Ms. Holland could earn in fiscal 2013 was 60% of their respective annual base salaries. The budgeted EBIT for 2013 was set at an amount greater than 50% of the Company’s actual EBIT for fiscal 2012. Based on the prior year’s actual EBIT, we believe that although exceeding the planned EBIT margin for 2013 would be achievable, it would also be very challenging. The Company’s actual EBIT did not exceed budgeted EBIT for fiscal 2013, and thus no annual achievement award was granted to Dr. Kerr and Ms. Holland.

Summary Compensation Table

The following table and accompanying narrative disclosure explains compensation for the last two fiscal years for the individuals who served as our chief executive officer during fiscal 2014, and for each of the two other most highly-compensated executive officers, other than our chief executive officer, who were serving as executive officers of the Company at the end of fiscal 2014 (collectively, the “named executive officers”).

Name and Title	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
Dr. Ronald L. Shape	2014	325,518	0	512,820	(1)	0	90,362	12,500	(3)	941,200
Chief Executive Officer	2013	352,500	212,687	224,253		0	355,546	12,500	(3)	1,157,486
Dr. Samuel Kerr	2014	245,000	0	238,140	(1)	0	49,000	12,860	(3)	545,000
Chief Operating Officer	2013	245,000	16,180	6,472		68,507	55,125	12,500	(3)	403,784
Michaelle Holland	2014	275,000	0	264,600	(1)	0	55,000	12,500	(3)	607,100
President of Campus Operations	2013	275,000	17,587	7,604		76,945	61,875	12,500	(3)	451,511

(1)	Amounts represent the aggregate grant date fair value of restricted stock units as computed in accordance with FASB ASC Topic 718 utilizing the assumptions discussed in Note 10 to our Notes to the Annual Consolidated Financial Statements for the fiscal year ended May 31, 2014, and upon the probable outcome of the performance conditions. Management believed it was probable that each named executive officer would receive the entire amount of restricted stock units (RSUs) granted. Amounts include the RSUs granted on June 1, 2013 as a result of the exchange of underwater stock options for RSUs as described in “Equity Awards” above as follows: Dr. Shape—$374,220; Dr. Kerr—$238,140; and Ms. Holland—$264,600. For Dr. Shape, remaining $138,600 represents his base-pay paid in stock pursuant to his employment agreement and 25% of his annual incentive pay paid in stock pursuant to his employment agreement.
(2)	See discussion under “Annual and Quarterly Incentives” above.
(3)	Consists of 401(k) matching contributions. For Dr. Kerr, includes $360 for cell phone plan.

Outstanding Equity Awards at Fiscal Year-End

	Stock Awards
Name	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Note Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Dr. Ronald L. Shape	99,000	(1)	$332,640	(4)
Dr. Samuel Kerr	63,000	(2)	$211,680	(4)
Michaelle Holland	70,000	(3)	$235,200	(4)

(1)	99,000 shares of restricted stock units vest on May 31, 2015, if Dr. Shape is employed with the Company on the vesting date and the Company achieves certain performance targets as of the vesting date.
(2)	63,000 shares of restricted stock units vest on May 31, 2015, if Dr. Kerr is employed with the Company on the vesting date and the Company achieves certain performance targets as of the vesting date.
(3)	70,000 shares of restricted stock units vest on May 31, 2015, if Ms. Holland is employed with the Company on the vesting date and the Company achieves certain performance targets as of the vesting date.
(4)	Market value of restricted stock units is computed by multiplying $3.36, the closing market price of the Company on May 31, 2014, by the number of shares of restricted stock.

Employment Agreements

National American University, a division of Dlorah, our wholly-owned subsidiary, currently has an employment agreement with Dr. Shape. There are no employment agreements or arrangements, whether written or unwritten, for Dr. Kerr and Ms. Holland, other than the compensation plans which are described above under Quarterly and Annual Achievement Awards.

Dr. Ronald L. Shape

On August 30, 2012, NAU entered into an executive employment agreement, dated effective as of June 1, 2012, with Dr. Shape (the “Employment Agreement”). The Employment Agreement replaces and supersedes Dr. Shape’s prior employment agreement with the Company dated effective as of June 1, 2011 (the “Prior Agreement”). The term of Dr. Shape’s Employment Agreement continues until terminated by either party, upon mutual written agreement of both parties or upon resignation by the CEO upon twenty four (24) calendar months written notice. The Employment Agreement provides for an initial annual base compensation of $427,500 to be paid as follows: $327,500 in cash or current funds and $100,000 in stock or other equity under the Company’s 2009 Stock Option and Compensation Plan. Commencing with NAU’s fiscal year beginning June 1, 2013 and for each of NAU’s fiscal years thereafter during the term of the agreement, Dr. Shape’s base annualized salary will be increased or decreased by the appropriate percentage increase or decrease in the Consumer Price Index – US City Average – All Urban Consumers. The Employment Agreement provides that if Dr. Shape is continuously employed through the last day of a fiscal year, he is entitled to receive “Annual Incentive Pay” for such fiscal year determined and paid according to the guidelines set forth in the agreement and to be paid 75% in cash and 25% in stock or other equity under the Company’s 2009 Stock Option and Compensation Plan. The Employment Agreement also provides that Dr. Shape is entitled to participate in NAU’s benefit programs for its employees, to take up to five weeks paid time off and to be reimbursed for his business expenses.

In the event that Dr. Shape’s employment is terminated for “cause,” Dr. Shape will be entitled to (i) his base salary then in effect, prorated to the date of termination, (ii) all fringe benefits through the date of termination, and (iii) the remaining installments due, if any, for any Annual Incentive Pay earned for a NAU fiscal year prior to the final year that includes Dr. Shape’s date of termination. In the event that Dr. Shape’s employment is terminated without “cause,” Dr. Shape will be entitled to receive, as liquidated damages, (i) his then current base salary, payable monthly, for two years after termination or until he is again employed by another employer, whichever occurs first, and (ii) COBRA and continuation premiums for monthly health and dental insurance to continue the coverage in effect at termination for Dr. Shape and his dependents for a period of twelve months following termination. Dr. Shape will be entitled to receive the liquidated damages only if he signs and does not rescind a severance agreement at the time of termination.

The Employment Agreement includes a clawback provision whereby Dr. Shape may be required, upon certain triggering events, to repay all or a portion of the payments and benefits provided under the Employment Agreement, pursuant to any clawback policy adopted by or applicable to the Company pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, any Securities and Exchange Commission rule, any applicable listing standard promulgated by any national securities exchange or national securities association, or any other legal requirement. The Employment Agreement includes an agreement by Dr. Shape that he will not disclose any confidential information of NAU at any time during or after employment. In addition, the covenant not to compete set forth in the Employment Agreement will terminate 24 months after termination of Dr. Shape’s employment with NAU.

Director Compensation and Benefits

Our compensation committee periodically reviews the total compensation paid to non-management directors. The purpose of the review is to ensure that the level of compensation is appropriate to attract and retain a diverse group of directors with the breadth of experience necessary to perform the Board’s duties, and to fairly compensate directors for their service. The compensation committee considers the time and effort required for service on the Board, a Board committee and as a committee chair, and to the extent available reviews Board compensation survey information for comparably sized public companies.

For fiscal year ended May 31, 2014, non-employee directors of the Company received a retainer, pro-rated at $30,000 annum. In addition, each non-employee director annually receives restricted stock in an amount equal to $20,000 based on the closing price of our common stock on the date of grant. The Company’s directors and their dependents receive health insurance coverage under our health care plan or equivalent payment for premium costs if the director declines health insurance coverage. Mr. Buckingham receives an annual retainer of $100,000 for serving as the chairman of our Board.

The following table summarizes the compensation earned by our non-management directors during fiscal 2014:

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)		All Other Compensation ($)(1)	Total ($)
Robert Buckingham	93,333	0		11,361	104,694
Dr. Jerry L. Gallentine	0	34,200	(2)	0	34,200
David L. Warnock	30,000	20,000		7,011	57,011
Jeffrey B. Berzina	34,000	20,000		7,011	61,011
Dr. Therese K. Crane	34,000	20,000		6,206	60,206
Richard L. Halbert	40,000	20,000		7,306	67,306
Dr. Thomas D. Saban	45,000	20,000		15,580	80,580

(1)	Represents health insurance benefits offered to our directors or cash paid in lieu of health insurance benefits.
(2)	Represents 10,000 shares of Company common stock granted on October 20, 2013.

Beneficial Ownership of Principal Stockholders, Directors and Management

The table presented below shows information regarding the beneficial ownership of our common stock as of August 13, 2014 by:

•	each person or entity known by us to own beneficially more than 5% of our outstanding common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

As of August 13, 2014, 25,061,050 shares of our common stock were issued and outstanding.

The information in the following table has been presented in accordance with the rules of the SEC. Under the SEC rules, beneficial ownership of a class of capital stock includes any shares of such class as to which a person, directly or indirectly, has or shares voting power or investment power and also any shares as to which a person has the right to acquire such voting or investment power within 60 days through the exercise of any stock option, warrant or other right. If two or more persons share voting power or investment power with respect to specific securities, each such person is deemed to be the beneficial owner of such securities. Except as we otherwise indicate below and under applicable community property laws, we believe that the beneficial owners of the common stock listed below, based on information they have furnished to us, have sole voting and investment power with respect to the shares shown. Unless otherwise specified, the address of each of our directors, executive officers and each person or entity known by us to beneficially own more than 5% of our outstanding common stock is c/o National American University Holdings, Inc., 5301 S. Highway 16, Rapid City, South Dakota 57701.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
H. & E. Buckingham Limited Partnership	10,156,905		39.0%
Robert D. Buckingham Living Trust	3,457,864		13.3%
Camden Learning, LLC	2,207,642	(1)	8.5%
T. Rowe Price Associates, Inc.	2,021,243	(2)	7.8%
Robert D. Buckingham Chairman of the Board of Directors	13,614,769	(3)	52.2%
David L. Warnock Director	2,207,642	(4)	8.5%
Dr. Ronald L. Shape Chief Executive Officer and Director	272,874		1.0%
Dr. Jerry L. Gallentine President and Director	73,000		*
Dr. Samuel D. Kerr Chief Operating Officer, General Counsel and Secretary	20,265		*
Michaelle Holland President of Campus Operations	16,155		*
Dr. Therese K. Crane Director	40,975		*
Dr. Thomas D. Saban Director	9,867		*
Richard L. Halbert Director	23,195		*
Jeffrey B. Berzina Director	9,293		*
All directors and executive officers as a group (of 13 individuals)	16,352,162		62.7%

*	Less than 1%.
(1)	Based on information contained in a report on Schedule 13D/A filed with the SEC on March 6, 2014, and Form 4 filed with the SEC on October 31, 2013. The sole owners and members of Camden Learning, LLC are Camden Partners Strategic Fund III, L.P. and Camden Partners Strategic Fund III-A, L.P. The general partner of each limited partnership is Camden Partners Strategic III, LLC and the managing member of such entity is Camden Partners Strategic Manager, LLC. David L. Warnock, Donald W. Hughes, Christopher Kersey, Jason Tagler, Shane Kim and J. Todd Sherman are the managing members of Camden Partners Strategic Manager, LLC, which has sole power to direct the vote and disposition of our common stock held by Camden Learning, LLC. Each of Mr. Warnock, Mr. Hughes, Mr. Kersey, Mr. Tagler, Mr. Kim and Mr. Sherman disclaims beneficial ownership of our securities owned by Camden Learning, LLC, except to the extent of his pecuniary interest therein. The principal business address of Camden Learning, LLC is 500 East Pratt Street, Suite 1200, Baltimore, Maryland 21202.
(2)	Based on information contained in a report on Schedule 13G/A filed with the Securities and Exchange Commission on February 10, 2014 by T. Rowe Price Small-Cap Value Fund, Inc. and T. Rowe Price Associates, Inc., each of which has its principal business office at 100 East Pratt Street, Baltimore, Maryland 21202. As of December 31, 2013, T. Rowe Price Associates, Inc. reported that it had sole voting power over 149,943 shares and sole dispositive power over 2,021,243 shares, and T. Rowe Price Small-Cap Value Fund, Inc. reported that it had sole voting power over 1,871,300 shares and sole dispositive power over 0 shares.

(3)	Consists of common stock and common stock warrants owned by the H. & E. Buckingham Limited Partnership and the common stock owned by the Robert D. Buckingham Living Trust. Mr. Buckingham is the general partner of the H. & E. Buckingham Limited Partnership and in this capacity has sole power to direct the vote and disposition of our securities held by the H. & E. Buckingham Limited Partnership. Mr. Buckingham disclaims beneficial ownership of our securities owned by the H. & E. Buckingham Limited Partnership except to the extent of any pecuniary interest therein. As the trustee for the Robert D. Buckingham Living Trust, Mr. Buckingham is deemed to have sole voting and dispositive power of our securities held by the trust and is deemed to be the beneficial owner of all our securities owned by the Robert D. Buckingham Living Trust.
(4)	As described in footnote 1, Mr. Warnock is a managing member of Camden Strategic Manager, LLC, which is the managing member of Camden Partners Strategic III, LLC, which is the general partner of each of Camden Partners Strategic Fund III, L.P., and Camden Partners Strategic Fund III-A, L.P., which are the owners of Camden Learning, LLC. Mr. Warnock disclaims beneficial ownership of our securities owned by Camden Learning, LLC except to the extent of any pecuniary interest therein.

Section 16(a) Beneficial Ownership Reporting Compliance

Based on our review of reports filed with the SEC by our directors, executive officers and beneficial owners of more than 10 percent of our common stock regarding their ownership and transactions in our common stock, we believe that each executive officer, director and 10 percent beneficial owners complied with all filing requirements in a timely manner under Section 16(a) of the Securities Exchange Act of 1934, as amended, during fiscal 2014, except for the following: Dr. Ronald Shape’s Form 4 filed on August 21, 2013 for purchases made on August 15, 2013; and Dr. John E. Roeche’s Form 3 filed on November 5, 2013 upon becoming the President of Roueche Graduate Center on October 22, 2013.

Audit Committee Report

Our audit committee is responsible for retaining the Company’s independent registered public accounting firm and approving the services it will perform. Pursuant to the charter adopted by the Board on November 30, 2009, the audit committee acts on behalf of the Board to oversee our financial reporting processes and the adequacy of our internal controls. The audit committee reviews financial and operating reports and disclosures, including our reports filed on Forms 10-K and 10-Q. The audit committee also reviews the performance of the Company’s internal auditor and independent registered public accounting firm.

Management is responsible for the reporting processes and the preparation and presentation of financial statements and the implementation and maintenance of internal controls. Our independent registered public accounting firm is responsible for expressing an opinion on the conformity of the Company’s audited financial statements to accounting principles generally accepted in the United States. The audit committee’s responsibility is to monitor and oversee these processes.

In connection with our consolidated financial statements for the fiscal year ended May 31, 2014, the audit committee has:

•	reviewed and discussed the audited financial statements and the fair and complete presentation of the Company’s results with management and representatives of Deloitte & Touche LLP, our independent registered public accounting firm for fiscal 2014;

•	discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•	received the written disclosures and the letter from Deloitte & Touche LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the audit committee concerning independence, and has discussed the independence of Deloitte & Touche LLP with representatives of Deloitte & Touche LLP.

Based on the review and discussions referred to above, the audit committee recommended to the Company’s Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2014 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Dr. Thomas D. Saban, Chair

Dr. Therese K. Crane

Mr. Jeffrey B. Berzina

PROPOSAL NUMBER 2—STOCKHOLDER ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

As required by Section 14A of the Securities Exchange Act of 1934, as amended, we are submitting to stockholders our annual “say-on-pay proposal,” a non-binding advisory vote to approve the compensation of our named executive officers as described in this proxy statement.

As discussed in the Executive and Director Compensation section, our compensation philosophy is designed to attract and retain highly-talented individuals, provide rewards for strong business results and individual performance, and motivate executives to maximize long-term stockholder returns. The program is competitive in the marketplace, highly incentive-based to align interests of executives with those of stockholders, and balanced across incentives to appropriately mitigate risk.

We are asking our stockholders to indicate their support and approval for our named executive officer compensation as described under the Executive and Director Compensation section of this proxy statement. We believe that our compensation program for our named executive officers is designed to create value for our stockholders over the long-term, and provides for appropriate pay-for-performance alignment.

For the reasons summarized above, and as discussed in more detail in the Executive and Director Compensation section of this proxy statement, our board of directors is asking our stockholders to vote for the following advisory resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2014 Annual Meeting of the Stockholders is hereby approved.

The say-on-pay vote is advisory, and therefore not binding on our compensation committee or our Board. Nevertheless, our Board and our compensation committee value the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote in deciding whether to take any action as a result of the vote and when making future compensation decisions for our named executive officers.

Board Voting Recommendation

The Board unanimously recommends that the stockholders vote “FOR” the proposal to approve, on an advisory basis, the compensation of our named executive officers.

PROPOSAL NUMBER 3—RATIFICATION OF APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Based on the recommendation of the audit committee, the Board has selected Deloitte & Touche LLP, referred to as Deloitte, as our independent registered public accounting firm for the fiscal year that began June 1, 2014 and has further directed that management submit the selection of Deloitte for ratification by stockholders at the annual meeting. Deloitte audited our financial statements as of and for the year ended May 31, 2014. A representative of Deloitte is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

None of the provisions of our Bylaws, other governing documents or applicable law require stockholder ratification of the selection of Deloitte as our independent registered public accounting firm. The Board is submitting the selection of Deloitte to the stockholders for ratification, however, as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Board determines that such a change would be in the best interests of us and our stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Deloitte.

Independent Registered Public Accounting Firm Fees and Services

For the fiscal years ended May 31, 2014 and 2013, Deloitte served as our independent registered public accounting firm. The following table presents the aggregate fees incurred for audit and audit-related services rendered by Deloitte during fiscal years 2014 and 2013, respectively. The fees listed below were pre-approved by our audit committee.

Service Type	Fiscal 2014		Fiscal 2013
Audit Fees (1)	$408,770		$405,000
Audit-Related Fees	0		0
Tax Fees	0		0
All Other Fees	22,292	(2)	8,820	(3)

Total	$431,062		$413,820

(1)	Consists of fees billed for professional services rendered for the audit of our year-end financial statements and services that are normally provided by our principal accountant in connection with regulatory filings.
(2)	Consists of fees billed for review of financial calculations and documents in connection with regulatory filings, capital lease amendment and the sale of accounts receivable.
(3)	Consists of audit and other fees incurred in connection with the transaction with Dlorah, including the sale of property at 321 Kansas City Street in Rapid City and review of a comment letter from the Securities and Exchange Commission.

The audit committee, after a review and discussion with Deloitte of the preceding information, determined that the provision of these services was compatible with maintaining Deloitte’s independence.

Audit Committee Pre-Approval Policies and Procedures

The audit committee adopted pre-approval policies and procedures for audit and non-audit services on November  30, 2009. Since the date of adoption, the audit committee has approved all of the services performed by Deloitte.

Board Voting Recommendation

The Board recommends that stockholders vote “FOR” the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending on May 31, 2015.

If the appointment of Deloitte & Touche LLP was not to be ratified by the stockholders, the Board would not be required to appoint another independent registered public accounting firm, but would give consideration to an unfavorable vote.

OTHER BUSINESS

Management does not intend to present any matters at the meeting other than those disclosed in this proxy statement, and we are not presently aware of any matter that may be presented at the meeting by others. However, if other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote on those matters in accordance with their best judgment.

DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS

SEC rules allow us to deliver a single copy of an annual report and proxy statement to any household at which two or more stockholders reside. This eliminates duplicate mailings that stockholders living at the same address receive, and it reduces our printing and mailing costs.

If your household would like to revoke your householding consent and receive single rather than duplicate mailings in the future, please write to Broadridge Financial Solutions Inc., Householding Department, at 51 Mercedes Way, Edgewood, New York 11717, or call 800-542-1061. You will be removed from the householding program within 30 days of receipt of the revocation of your consent. If a broker or other nominee holds your shares, you may continue to receive some duplicate mailings. Certain brokers will eliminate duplicate account mailings by allowing stockholders to consent to such elimination, or through implied consent if a stockholder does not request continuation of duplicate mailings. Since not all brokers and nominees offer stockholders the opportunity to eliminate duplicate mailings, you may need to contact your broker or nominee directly to discontinue duplicate mailings from your broker to your household.

Your household may have received a single set of proxy materials this year. If you would like to receive another copy of this year’s proxy materials, please write to Broadridge Investor Communications Solutions, Householding Department, 51 Mercedes Way, Edgewood, New York 11717, or call 800-542-1061.

STOCKHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

Any stockholder proposal intended to be presented for consideration at the 2015 Annual Meeting of Stockholders and to be included in our proxy statement for that meeting must comply with all applicable rules and regulations of the SEC and be received in writing by the Corporate Secretary of the Company at 5301 S. Highway 16, Rapid City, South Dakota 57701 no later than May 30, 2015. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

By Order of the Board of Directors

Dr. Samuel D. Kerr
Chief Operating Officer
September 4, 2014

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON OCTOBER 7, 2014.

Our Proxy Statement for the 2014 Annual Meeting of the Stockholders and Annual Report for the year ended May 31, 2014 are available at http://www.proxyvote.com.

VOTE BY INTERNET—www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC. 5301 S. HIGHWAY 16 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS RAPID CITY, SD 57701 If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY For Withhold For All To withhold authority to vote for any All Except individual nominee(s), mark “For All Except” and write the number(s) of the The Board of Directors recommends you vote nominee(s) on the line below. FOR the following: 0 1. Election of Directors Nominees 01 Robert D. Buckingham 02 Dr. Jerry L. Gallentine 03 Dr. Ronald L. Shape 04 Dr. Therese K. Crane 05 Dr. Thomas D. Saban 06 Richard L. Halbert 07 Jeffrey B. Berzina The Board of Directors recommends you vote FOR proposals 2 and 3 For Against Abstain 2. To approve our named executive officer’s compensation in an advisory vote. 0 3. To ratify the appointment of Deloitte & Touche, LLP as our independent registered public accounting firm for the fiscal year ending May 31, 2015. NOTE: To transact such other business as may properly come before the annual meeting or any postponement or adjournment of the meeting. For address change/comments, mark here. 0 (see reverse for instructions) Yes No Please indicate if you plan to attend this meeting Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com . NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC. Annual Meeting of Stockholders October 7, 2014 9:00 A.M. Mountain Time This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Dr. Ronald L. Shape and Dr. Samuel D. Kerr, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholder(s) to be held at the Holiday Inn-Rushmore Plaza, 505 North Fifth Street, Rapid City, South Dakota 57701, commencing at 9:00 a.m. Mountain Time on Tuesday, October 7, 2014, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Your vote is important. Regardless of the number of shares you own and whether or not you plan to attend the annual meeting in person, we urge you to read the proxy statement and vote using one of the methods listed on the back of this proxy card. You may revoke your proxy at any time prior to the annual meeting and delivery of your proxy will not affect your right to vote in person if you attend the meeting. Address change: (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side